Exhibit (a)(1)(v)
Offer to Purchase for Cash
by
American HomePatient, Inc.
of
All Outstanding Shares of Its Common Stock
at
$0.67 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON WEDNESDAY, AUGUST 4, 2010, UNLESS THE OFFER IS EXTENDED.
To Our Clients:
     Enclosed for your consideration are the Offer to Purchase dated July 7, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by American HomePatient, Inc., a Nevada corporation (the “Purchaser” or the “Company”), to purchase, upon the terms and subject to the conditions set forth in the Offer, all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), at a purchase price of $0.67 per Share, net to you in cash, without interest and less applicable withholding taxes.
     We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
     Your attention is directed to the following:
1.	The price paid in the Offer is $0.67 per Share, net to you in cash, without interest and less applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares of the Company.

3.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Wednesday, August 4, 2010, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

4.	The Offer is conditioned upon, among other things: (i) that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Highland Capital Management (“Highland”), or Highland’s affiliates, represent at least 90% of the Shares outstanding immediately prior to the expiration of the Offer; (ii) the total amount payable by the Company to holders of Shares, upon acceptance for payment of Shares, does not exceed $6,527,000 (plus any exercise price received by the Company for the exercise of options between April 27, 2010 and the expiration date of the Offer); and (iii) simultaneously with the closing of the Offer, the Company’s senior secured debt of approximately $216.2 million (“Senior Debt”) shall be restructured into two four-year secured term loans on terms that the Company previously negotiated. The offer is not subject to any financing condition. Conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer” of the Offer to Purchase.

5.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax may be withheld at the applicable backup withholding rate of 28%, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.
     If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at the Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth under “The Offer — Section 3 — Procedure for Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary’s account at the Book-Entry Transfer Facility, are actually received by the Depositary.

Instructions with Respect to
Offer to Purchase for Cash
by
American HomePatient, Inc.
of
All Outstanding Shares of Its Common Stock
at
$0.67 Net Per Share
          The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 7, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by American HomePatient, Inc., a Nevada corporation, to purchase all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), at a purchase price of $0.67 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
          This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:			SIGN HERE

		Shares*

			Signature(s)

Dated	,	2010

			(Name(s)) (Please Print)

			(Title(s)) (If Signing in a Fiduciary or Representative Capacity)

			(Addresses)

			(Zip Code)

			Area Code and Telephone Number

			Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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